Release according to instructions
Financial Contact:   Mark Van Genderen (414) 343-8002
Media Contact:   Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS RECORD FIRST QUARTER

MODERATES 2005 MOTORCYCLE SHIPMENT GROWTH FORECAST

Milwaukee, Wis., April 13, 2005 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its first quarter ended March 27, 2005. Revenue for the quarter was $1.24 billion compared with $1.17 billion in the year-ago quarter, a 6.0 percent increase. First quarter diluted earnings per share (EPS) were 77 cents, a 13.2 percent increase compared with last year’s 68 cents.

        “As I prepare to take on the role of Chief Executive at Harley-Davidson, I am pleased that the Company is on a strong footing, having achieved another record quarter,” said Jim Ziemer, Chief Financial Officer and CEO Elect, Harley-Davidson, Inc. “Looking ahead, we expect Harley-Davidson’s business to continue to grow and 2005 to be our 20th consecutive record year.”

        “At the same time, U.S. retail sales of Harley-Davidson motorcycles during the first quarter of 2005 have been relatively flat with the same period last year—falling short of our expectations. Despite our continued optimism for the year, we feel it is prudent to limit short-term production growth, maintaining demand in excess of supply. This action will result in a change to our previous guidance for both shipments and earnings growth for 2005. Our shipments are now planned to increase from last year’s 317,000 units to a target of 329,000 units compared to our original target of 339,000 units. Our 2005 earnings are expected to grow by approximately 5-8 percent in 2005 compared to our previous forecast of mid-teens earnings growth.”

        “While this volume adjustment may prevent us from attaining our previous goal of 400,000 units in 2007, we see no reason to change our long-term unit growth projection of 7-9 percent annually based on just three winter months of sales data. Similarly, we are not changing our projection of mid-teens earnings growth other than for this year,” Ziemer added.

        “For nineteen consecutive years, this management team has delivered record results, and I have the utmost confidence that the actions we are taking are appropriate and in our stakeholders’ long-term interests,” said Jeff Bleustein, Chairman and Chief Executive Officer of Harley-Davidson, Inc.

Motorcycles and Related Products Segment

        First quarter revenue from Harley-Davidson® motorcycles was $979.0 million, an increase of 6.5 percent over the first quarter last year. Shipments of Harley-Davidson motorcycles totaled 76,716 units, up 2,626 units or 3.5 percent over last year.

        First quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts™ and Genuine Motor Accessories™, totaled $176.9 million, a 4.6 percent increase over the year-ago quarter. For the longer term, the Company expects P&A revenue to grow at a rate slightly faster than the motorcycle unit growth rate.

        General Merchandise revenue, which consists of MotorClothes® apparel and collectibles, was $59.5 million in the first quarter, up 9.3 percent over the same period last year. For the longer term, the Company expects General Merchandise revenue to grow at a rate lower than the motorcycle unit growth rate.

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Text — page 1

        First quarter gross margin for the Motorcycles and Related Products Segment was 37.6 percent of revenue, approximately the same as the year-ago quarter of 37.8 percent. Gross margin was negatively impacted by higher material costs, primarily metal surcharges; it benefited from favorable foreign currency exchange. Operating margin grew to 24.2 percent from 22.9 percent due to lower operating expenses.

Motorcycle Retail Sales Data

        In the United States through March, Harley-Davidson retail motorcycle sales finished down approximately one percent compared to 2004. Similarly, the U. S. heavyweight motorcycle market declined 0.4 percent in the first quarter.

        Worldwide retail sales of Harley-Davidson motorcycles grew 2.8 percent for the quarter, driven by strong performance in Europe and Japan, which increased 20.6 and 10.6 percent respectively. On an industry-wide basis through February 2005, the 651+cc segment grew slightly in Europe, while the heavyweight market in Japan was down for the same period. Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported operating income of $53.6 million, up $3.3 million or 6.5 percent compared to the year-ago quarter. HDFS continued to experience strong customer acceptance of its financial products.

        During the quarter, HDFS sold $730 million in retail motorcycle loans and recorded a gain of $19.2 million. This compares with a gain of $25.2 million on $625 million of loans securitized during the first quarter of 2004. The gain of 2.6 percent as a percentage of loans sold is slightly above management’s guidance which is now 1.7 to 2.5 percent in the current interest rate environment.

        Annualized credit losses on a managed portfolio basis increased during the quarter to 1.07 percent in 2005 from 0.77 percent in 2004 due to the combination of a higher incidence of losses and lower recovery rates. HDFS is maintaining its credit loss target of 1 percent or less of managed receivables.

        In 2005, HDFS operating income is expected to be slightly lower than that achieved in 2004 primarily due to a highly competitive marketplace and an increasing interest rate environment. For the longer term, the Company expects the HDFS operating income growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Stock Option Accounting

        On January 1, 2005 the Company adopted new accounting rules requiring it to recognize expense related to the fair value of its employee stock option awards. Total stock compensation expense recognized by the Company during the first quarter of 2005 was $7.0 million.

Cash Flow

        Operations generated cash of $51.7 million during the first quarter of 2005 compared to $161.2 million during last year’s first quarter. During the first quarter of 2005, the Company made a voluntary cash contribution of $102.3 million to post-retirement health care trusts to pre-fund retiree benefits. This contribution allows the investment earnings to grow tax free within the trusts.

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Text — page 2

Stock Repurchase

        The Company repurchased 2.9 million shares of its common stock at a cost of $175.8 million during the first quarter of 2005.

Shipment Guidance

        Harley-Davidson is revising its previous guidance and now plans to ship 329,000 Harley-Davidson motorcycles in 2005. This 329,000 unit target represents a 3.7 percent growth rate over 2004 shipments. The Company believes that this 10,000 unit reduction will occur almost entirely in the second quarter and will involve reducing planned production of 2005 Model Year motorcycles. Revised quarterly shipments are expected to be as follows: 77,000 units in the second quarter, 87,500 units in the third quarter and 87,500 units in the fourth quarter.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected supply chain issues, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (ix) adjust to worldwide economic and political conditions, and (x) successfully manage the credit quality of HDFS’s loan portfolio.

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Text — page 3

        In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

TABLES FOLLOW

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Text — page 4

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 27, 2005	March 28, 2004
Net revenue	$1,235,464	$1,165,701
Gross profit	464,283	440,129
Operating expenses	165,426	173,031

Operating income from
motorcycles & related products	298,857	267,098
Financial services income	88,812	80,494
Financial services expense	35,253	30,181

Operating income from financial services	53,559	50,313
Corporate expenses	7,274	4,489

Total operating income	345,142	312,922
Interest income and other, net	7,129	4,257

Income before provision for taxes	352,271	317,179
Provision for income taxes	125,056	112,599

Net income	$227,215	$204,580

Earnings per common share:
Basic	$0.78	$0.69
Diluted	$0.77	$0.68
Weighted-average common shares:
Basic	293,148	297,832
Diluted	294,161	299,932

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Financial Tables – page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 27, 2005	Dec. 31, 2004	(Unaudited) March 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$200,379	$275,159	$254,288
Marketable securities	1,184,148	1,336,909	848,399
Accounts receivable, net	146,199	121,333	132,270
Finance receivables, net	1,412,923	1,207,124	1,172,532
Inventories	246,875	226,893	222,811
Other current assets	93,216	98,854	76,975

Total current assets	3,283,740	3,266,272	2,707,275
Finance receivables, net	727,794	905,176	558,737
Other long-term assets	1,294,239	1,311,845	1,423,958

Total assets	$5,305,773	$5,483,293	$4,689,970

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$801,525	$677,255	$699,958
Current portion of finance debt	264,360	495,441	195,703

Total current liabilities	1,065,885	1,172,696	895,661
Finance debt	800,000	800,000	670,000
Other long-term liabilities	117,754	142,278	223,018
Postretirement health care benefits	51,297	149,848	134,091
Shareholders' equity	3,270,837	3,218,471	2,767,200

Total liabilities and shareholders' equity	$5,305,773	$5,483,293	$4,689,970

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Financial Tables – page 2

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited) Three Months Ended
	March 27, 2005	March 28, 2004
Cash flows from operating activities:
Net income	$227,215	$204,580
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	53,325	50,947
Provision for long-term employee benefits	19,132	17,581
Gain on current year securitizations	(19,201)	(25,240)
Net change in wholesale finance receivables	(191,108)	(169,808)
Contributions to pension & postretirement plans	(109,000)	--
Tax benefit from the exercise of stock options	--	9,108
Other	(2,787)	14,363
Net changes in current assets and current liabilities	74,098	59,661

Total adjustments	(175,541)	(43,388)

Net cash provided by operating activities	51,674	161,192
Cash flows from investing activities:
Capital expenditures	(39,025)	(30,990)
Finance receivables, net	148,838	170,710
Collection of retained securitization interests	26,330	30,942
Net change in marketable securities	149,845	145,794
Other, net	(2,365)	(265)

Net cash used in investing activities	283,623	316,191
Cash flows from financing activities:
Net decrease in finance debt	(222,642)	(140,522)
Dividends	(36,541)	(23,587)
Purchase of common stock for treasury	(175,796)	(403,519)
Excess tax benefits from share based payments	5,699	--
Issuance of common stock under employee stock plans	19,203	15,204

Net cash used in financing activities	(410,077)	(552,424)
Net decrease in cash and cash equivalents	(74,780)	(75,041)
Cash and cash equivalents:
At beginning of period	275,159	329,329

At end of period	$200,379	$254,288

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Financial Tables – page 3

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three Months Ended
	March 27, 2005	March 28, 2004
NET REVENUE (in thousands)
Harley-Davidson®motorcycles	$978,951	$918,806
Buell®motorcycles	20,049	22,083
Parts & Accessories	176,904	169,188
General Merchandise	59,463	54,408
Other	97	1,216

Total net sales	$1,235,464	$1,165,701

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	60,878	59,744
Export	15,838	14,346

Total	76,716	74,090

Motorcycle product mix:
Touring	25,071	21,404
Custom	34,286	36,864
Sportster®	17,359	15,822

Total	76,716	74,090

BUELL UNITS
Motorcycle shipments:
Buell	2,469	2,603

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Financial Tables – page 4

Retail Sales of Harley-Davidson Motorcycles
First Quarter 2005

	2005	2004
United States	53,707	54,216
Europe*	6,485	5,376
Japan	2,134	1,929
Canada	1,934	1,781
All other markets	2,601	1,767
Total Harley-Davidson Sales	66,861	65,069

Data Source: (subject to update)
Harley-Davidson®

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight (651+ cc) Market
Data Data Through Month Indicated

	2005	2004
United States (March)	102,046	102,407
Europe* (February)	32,639	32,202
Japan (February)	3,857	4,350
Data Source: (subject to update)
United States: Motorcycle Industry Council
Europe: Giral S.A
Japan: JAIA

Data for remaining markets not available on a monthly basis

*Data for Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom

Harley-Davidson, Inc. – 1st Quarter 2005 Press Release Financial Tables – page 5